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                                                                 EXHIBIT 99.2

 FOR IMMEDIATE RELEASE

Investor Contact: Roy Krause            Press Contact: Liza Fiore
              (954) 489-6225                            (954) 938-7736

INTERIM COMPLETES DIVESTMENT OF ITS HEALTHCARE DIVISION

               FT. LAUDERDALE, Fla., September 29, 1997 - Interim Services Inc. (NYSE: IS) today announced it has completed the sale of its Interim HealthCare business to Cornerstone Equity Investors, based in New York, for $134 million. As previously announced, Interim Services Inc. will use net proceeds to reduce debt.

               Interim HealthCare is one of North America's largest providers of home nursing and other specialized health care services.

               Interim Services Inc. President and CEO Ray Marcy commented, "It is clear that the divestment of our HealthCare Division is in the best interest of our shareholders. With 100 percent concentration on our commercial operations, we anticipate accelerated growth opportunities for Interim moving forward. Furthermore, we believe shareholders will be rewarded, as the investment community better understands our unique human resource strategy and our leadership position in international professional services.

                "The future for Interim HealthCare, partnered with Cornerstone, appears to be very positive, as well. In an industry of high scrutiny, Interim HealthCare has a long history of financial viability and high clinical and ethical standards, which we expect will continue to propel it toward a leadership position," said Marcy.

                Interim Services Inc., based in Ft. Lauderdale, Fla., is a leading provider of human resource solutions. It had 1996 sales of $1.8 billion, and currently operates 700 offices throughout North America, Europe and Asia. It provides staffing and consulting solutions in technology, legal, accounting, human resources, search and outplacement; as well as clerical, administrative and light industrial. Information on Interim Services Inc. is available at website: http://www.interim.com.

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                                              Interim - HealthCare Divestment
                                              September 29, 1997
                                              Page 2



               This press release contains certain forward-looking statements regarding the prospects of Interim and net income per share estimates which involve risks and uncertainties. The company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under the "Risk Factors" and elsewhere in the company's Registration Statement on Form S-3 dated October 17, 1996, and as discussed in the company's reports on Forms 10-K, 10-Q and 8-K made under the Securities and Exchange Act of 1934. In addition, changes in market, business or economic conditions, fluctuations in currency exchange rates or significant acquisitions or other transactions could create material differences in the results anticipated in these forward-looking statements.

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